23.3     Consent of Nelson Laboratories

                               NELSON LABORATORIES

                                                              22 July 2003

Wendy Harper
Emergency Filtration Products, Inc.
4335 South Industrial Road, Suite 440
Las Vegas, NV  89103

Dear Wendy,

This letter serves as consent to the use of reports issued by Nelson Laboratories, labeled Laboratory Number 123111, 141251, 141252, 141253, 141254,
and 97937, as an exhibit to the Form SB-2 filing by Emergency Filtration Products, Inc. Please note that the final reports must be used in their entirety.

Sincerely,

\S\Jeff Nelson

Jeff Nelson, B.S. RM (NRM)
Vice President, Operations